February 26, 1999


PricewaterhouseCoopers LLP
250 West Pratt Street
Baltimore, MD 21201-2304

RE:      Flag Investors Real Estate Fund, Inc.

Dear Sirs:

Under the date of February 5, 1999, we confirmed by letter certain information and opinions expressed to you with respect to the financial statements of the Flag Investors Real Estate Fund, Inc. (the "Fund") for the year December 31, 1998, to be included in the Post Effective Amendment No. 8 to the Fund's Registration Statement on Form N-1A. We confirm that, to the best of our knowledge and belief, the statements made in said letter are correct as of this date and there have been no developments since the date of this letter which would materially affect the financial statements for all periods presented.

In addition, we know of no event since the date of this letter which, although not affecting such financial statements, has caused or is likely to cause any material change, adverse or otherwise, in the financial position or results of the operations of the Funds.

Very truly yours,




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Brian W. Wixted
Principal




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Joseph A. Finelli
Treasurer